                                                                       Exhibit 5


                                                            September ____, 2003


Board of Directors
Hollinger Inc.
Ravelston Management Inc.
504468 N.B. Inc.
10 Toronto Street
Toronto, Ontario
Canada M5C 2B7


       Re: Hollinger Inc., Ravelston Management Inc. and 504468 N.B. Inc.; Registration Statement on Form F-4.

Dear Sirs:

          We have acted as counsel to Hollinger Inc., an Ontario corporation ("Hollinger"), Ravelston Management Inc., an Ontario corporation ("RMI"), and a wholly-owned subsidiary of Hollinger's controlling shareholder, The Ravelston Corporation Limited, and 504468 N.B. Inc., an Ontario corporation, one of Hollinger's indirect wholly-owned subsidiaries ("NBI" and together with Hollinger and RMI, the "Obligors"), in connection with the public offering of $120,000,000 aggregate principal amount of Hollinger's 11 7/8% Senior Notes due 2011 (the "Exchange Notes"). The Exchange Notes are to be (i) issued under the Indenture, dated as of March 10, 2003 (the "Indenture"), by and among the Obligors and Wachovia Trust Company, National Association, as trustee (the "Trustee"), and (ii) fully and unconditionally guaranteed by RMI and NBI pursuant to guarantees (the "Guarantees") included in the Indenture. The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") by Hollinger to the holders of its issued and outstanding 11 7/8% Senior Notes due 2011 (the "Original Notes"), pursuant to which Exchange Offer, Hollinger is offering to exchange the Exchange Notes for a like principal amount of issued and outstanding Original Notes, all as contemplated by the Registration Rights Agreement, dated as of March 5, 2003 (the "Registration Rights Agreement"), by and among the Obligors and Wachovia Securities, Inc.

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

          (a) the registration statement on Form F-4, filed by the Obligors with the Securities and Exchange Commission (the "SEC") on June 26, 2003, the "Registration Statement");

          (b)     an executed copy of the Indenture;

          (c)     executed copies of the Registration Rights Agreement;

          (d) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and

          (e)     the form of the Exchange Notes.

          We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Obligors and such agreements, certificates of public officials, certificates of officers or other representatives of the Obligors and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

          In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures on all documents that we have examined, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In conducting our examination of executed documents or documents to be executed, we have assumed, without independent investigation, that all parties thereto, had or will have the power, corporate or other, to enter into and perform all obligations thereunder. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Obligors and others.

          Our opinion set forth herein is limited to the federal laws of the United States of America, the laws of the State of New York and the laws of the Province of Ontario (and the Federal laws of Canada that are applicable therein) that are normally applicable to transactions of the type contemplated by the Exchange Offer and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined-on-Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined-on-Law or as to the effect of any such other law on the opinion stated herein.

          Based upon and subject to the foregoing, having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes (in the form examined by us) have been duly authorized and executed by Hollinger and authenticated by the Trustee, in accordance with the terms of the Indenture, and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange

Offer, the Registration Rights Agreement and the Indenture, (1) the Exchange Notes will constitute valid and binding obligations of Hollinger, enforceable against Hollinger in accordance with their terms, and (2) each of the Guarantees is duly authorized and will constitute a valid and binding obligation of RMI and NBI, as applicable, enforceable against each of them, as applicable, in accordance with its terms, except, with respect to clauses (1) and (2) above, to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.



                                            Very truly yours,

                                            /s/  Torys LLP